EXHIBIT 99.1

May 26, 2020
Victor H. Mendelson (305) 374-1745 ext. 7590
Carlos L. Macau, Jr. (954) 987-4000 ext. 7570

HEICO CORPORATION REPORTS SECOND QUARTER OF FISCAL 2020 RESULTS

15% Increase in Net Cash Provided by Operating Activities for
First Half of Fiscal 2020

HOLLYWOOD, FL and MIAMI, FL -- HEICO CORPORATION (NYSE: HEI.A) (NYSE: HEI) today reported that net income increased 22% to a record $197.3 million, or $1.44 per diluted share in the first six months of fiscal 2020, up from $161.1 million, or $1.18 per diluted share, in the first six months of fiscal 2019. In the second quarter of fiscal 2020, net income decreased 8% to $75.5 million, or 55 cents per diluted share, as compared to $81.8 million, or 60 cents per diluted share, in the second quarter of fiscal 2019.

Operating income increased 1% to a record $219.2 million in the first six months of fiscal 2020, up from $217.1 million in the first six months of fiscal 2019. In the second quarter of fiscal 2020, operating income decreased 9% to $108.2 million, as compared to $119.2 million in the second quarter of fiscal 2019.

The Company's consolidated operating margin improved to 22.5% in the first six months of fiscal 2020, up from 22.1% in the first six months of fiscal 2019. The Company's consolidated operating margin was 23.1% in both the second quarter of fiscal 2020 and 2019.

Net sales decreased 1% to $974.4 million in the first six months of fiscal 2020, as compared to $981.8 million in the first six months of fiscal 2019. In the second quarter of fiscal 2020, net sales decreased 9% to $468.1 million, as compared to $515.6 million in the second quarter of fiscal 2019.

EBITDA increased 1% to $262.7 million in the first six months of fiscal 2020, up from $259.8 million in the first six months of fiscal 2019. In the second quarter of fiscal 2020, EBITDA decreased 9% to $130.0 million, as compared to $142.2 million in the second quarter of fiscal 2019. See our reconciliation of net income attributable to HEICO to EBITDA at the end of this press release.

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Consolidated Results

Laurans A. Mendelson, HEICO’s Chairman and CEO, commented on the Company's second quarter results stating, "The COVID-19 outbreak, classified by the World Health Organization as a global pandemic (the "Outbreak") has caused significant volatility and a substantial decline in value across global economic markets. Most notably, the commercial aerospace industry has experienced an ongoing substantial decline in demand. As such, our businesses that operate within the commercial aerospace industry have been materially impacted by the significant decline in global commercial air travel that began in March 2020. Once commercial air travel resumes, cost savings will most likely be a priority for our commercial aviation customers and we anticipate recovery in demand for our commercial aviation products, which frequently provide aircraft operators with significant savings.

Our total debt to shareholders' equity ratio was 39.2% and 33.2% as of April 30, 2020 and October 31, 2019, respectively. Our net debt (total debt less cash and cash equivalents) of $393.4 million as of April 30, 2020 to shareholders’ equity ratio decreased to 20.8% as of April 30, 2020, down from 29.8% as of October 31, 2019. Our net debt to EBITDA ratio decreased to .72x as of April 30, 2020, down from .93x as of October 31, 2019. During fiscal 2020, we successfully completed two acquisitions and we completed five acquisitions over the past year. We have no significant debt maturities until fiscal 2023 and plan to utilize our financial strength and flexibility to aggressively pursue high quality acquisitions of various sizes to accelerate growth and maximize shareholder returns.

Cash flow provided by operating activities was strong, increasing 15% to $205.9 million in the first six months of fiscal 2020, up from $178.3 million in the first six months of fiscal 2019. Cash flow provided by operating activities was consistently strong at $124.7 million and $128.7 million in the second quarter of fiscal 2020 and 2019, respectively.

In our Quarterly Report on Form 10-Q for the three months ended January 31, 2020, we provided net sales and net income estimates for fiscal 2020, but noted that it excluded any impact from the coronavirus outbreak as it was at such an early stage. As noted within our Form 8-K, filed on April 15, 2020, we withdrew our fiscal 2020 financial guidance due to recent developments pertaining to the impact from the Outbreak.

We entered the Outbreak with a healthy balance sheet that included a strong cash position and nominal debt. We cannot estimate the duration and magnitude of the Outbreak and cannot confidently predict when demand for our commercial aerospace products will return to pre-Outbreak levels. However, we believe HEICO is favorably positioned for long-term success despite the short-term challenges created by the Outbreak in the global economy. Our time-tested strategy of maintaining low debt and acquiring and operating high cash generating businesses across a diverse base of industries beyond commercial aerospace, such as defense, space and other industrial

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markets including electronics and medical, puts us in a good financial position to weather this period of economic uncertainty. Accordingly, we continue to forecast positive cash flow from operations for the remainder of fiscal 2020."

Flight Support Group

Eric A. Mendelson, HEICO's Co-President and President of HEICO's Flight Support Group, commented on the Flight Support Group's second quarter results stating, "The Outbreak had an adverse effect on the Flight Support Group’s operating results in the first six months and second quarter of fiscal 2020. Beginning in late March 2020, a significant global decline in commercial air travel resulted in lower demand for our aftermarket replacement parts and repair and overhaul parts and services. As previously mentioned, once commercial air travel resumes, cost savings will most likely be a priority for our commercial aviation customers. We believe demand for our favorably priced commercial aviation products and services will return in advance of the overall market recovery. Furthermore, we believe our cost-saving solutions and robust product development programs will enable us to potentially increase market share and emerge with a stronger presence within this market.

The Flight Support Group's net sales decreased 7% to $553.0 million in the first six months of fiscal 2020, as compared to $595.5 million in the first six months of fiscal 2019. The Flight Support Group's net sales decreased 18% to $252.0 million in the second quarter of fiscal 2020, as compared to $308.3 million in the second quarter of fiscal 2019. The net sales decrease in the first six months and second quarter of fiscal 2020 is principally organic and reflects lower demand across all of our product lines resulting from the significant decline in global commercial air travel beginning in March 2020 due to the Outbreak.

The Flight Support Group's operating income decreased 5% to $109.6 million in the first six months of fiscal 2020, as compared to $115.0 million in the first six months of fiscal 2019. The Flight Support Group's operating income decreased 24% to $47.5 million in the second quarter of fiscal 2020, as compared to $62.2 million in the second quarter of fiscal 2019. The operating income decrease in the first six months and second quarter of fiscal 2020 principally reflects the previously mentioned decrease in net sales and a lower gross profit margin mainly within our aftermarket replacement parts and repair and overhaul parts and services product lines, partially offset by a decrease in performance-based compensation expense.

The Flight Support Group's operating margin increased to 19.8% in the first six months of fiscal 2020, up from 19.3% in the first six months of fiscal 2019. The increase principally reflects a decrease in SG&A expenses as a percentage of net sales mainly from lower performance-based compensation expense, partially offset by the previously mentioned lower gross profit margin.

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The Flight Support Group's operating margin decreased to 18.9% in the second quarter of fiscal 2020, as compared to 20.2% in the second quarter of fiscal 2019. The decrease principally reflects the previously mentioned lower gross profit margin partially offset by a decrease in SG&A expenses as a percentage of net sales mainly from the previously mentioned lower performance-based compensation expense."

Electronic Technologies Group

Victor H. Mendelson, HEICO's Co-President and President of HEICO’s Electronic Technologies Group, commented on the Electronic Technologies Group's second quarter results stating, "Demand for our Electronic Technologies Group's products has not been fundamentally impacted by the Outbreak. However, we have experienced, and expect to continue experiencing, periodic operational disruptions resulting from supply chain disturbances, staffing challenges, temporary facility closures, transportation interruptions and other conditions which slow production or increase costs. While these issues have not yet been material, it is impossible to predict their future impact and our current experience indicates the likely effect will be to delay some orders and shipments measured in weeks and months, and to temporarily increase some costs, as opposed to profoundly changing our business overall.

The Electronic Technologies Group's net sales increased 7% to a record $427.4 million in the first six months of fiscal 2020, up from $398.9 million in the first six months of fiscal 2019. The increase is attributable to the favorable impact from our fiscal 2019 and 2020 acquisitions as well as 2% organic growth mainly due to increased demand for our defense products partially offset by lower demand for our space products.

The Electronic Technologies Group's net sales increased 2% to $219.0 million in the second quarter of fiscal 2020, up from $214.5 million in the second quarter of fiscal 2019. The increase is attributable to the favorable impact from our fiscal 2019 and 2020 acquisitions partially offset by an organic net sales decrease of 2%. The organic net sales decrease is mainly attributable to lower shipments of our space products partially offset by increased demand for our defense products.

The Electronic Technologies Group's operating income increased 3% to a record $123.0 million in the first six months of fiscal 2020, up from $119.0 million in the first six months of fiscal 2019. The increase principally reflects the previously mentioned net sales growth and lower performance-based compensation expense, partially offset by a lower gross profit margin mainly due to a decrease in net sales of our space and commercial aerospace products, partially offset by increased net sales of our defense products.

The Electronic Technologies Group's operating income decreased 3% to $65.5 million in the second quarter of fiscal 2020, as compared to $67.4 million in the second quarter of fiscal 2019. The decrease principally reflects a lower gross profit margin mainly due to a decrease in net sales of our space and commercial aerospace products partially offset

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by increased net sales of our defense products, as well as the previously mentioned net sales growth and lower performance-based compensation expense.

The Electronic Technologies Group's operating margin was 28.8% in the first six months of fiscal 2020, as compared to 29.8% in the first six months of fiscal 2019. The Electronic Technologies Group's operating margin was 29.9% in the second quarter of fiscal 2020, as compared to 31.4% in the second quarter of fiscal 2019. The decrease in the first six months and second quarter of fiscal 2020 principally reflects the previously mentioned lower gross profit margin partially offset by a decrease in SG&A expenses as a percentage of net sales mainly from lower performance-based compensation expense."

Non-GAAP Financial Measures

To provide additional information about the Company's results, HEICO has discussed in this press release its EBITDA (calculated as net income attributable to HEICO adjusted for depreciation and amortization expense, net income attributable to noncontrolling interests, interest expense and income tax expense), its net debt (calculated as total debt less cash and cash equivalents), its net debt to shareholders' equity ratio (calculated as net debt divided by shareholders' equity) and its net debt to EBITDA ratio (calculated as net debt divided by EBITDA) which are not prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These non-GAAP measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses such measures to monitor and evaluate the performance of its business and believes the presentation of these measures enhance an investors’ ability to analyze trends in the Company’s business and to evaluate the Company’s performance relative to other companies in its industry. However, these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for analysis of the Company's financial results as reported under GAAP.

These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company's results of operations in conjunction with their corresponding GAAP measures. Pursuant to the requirements of Regulation G of the Securities and Exchange Act of 1934, the Company has provided a reconciliation of these non-GAAP measures in the last table included in this press release.

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) carries 1/10 vote per share and the Common Stock (HEI) carries one vote per share.)

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There are currently approximately 80.6 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 54.2 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO’s two classes of common stock on most websites are HEI.A and HEI. However, some websites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

As previously announced, HEICO will hold a conference call on Wednesday, May 27, 2020 at 9:00 a.m. Eastern Daylight Time to discuss its second quarter results. Individuals wishing to participate in the conference call should dial: U.S. and Canada (877) 586-4323, International (706) 679-0934, wait for the conference operator and provide the operator with the Conference ID 5381666. A digital replay will be available two hours after the completion of the conference for 14 days. To access, dial: (855) 859-2056 or (404) 537-3406, and enter the Conference ID 5381666.

HEICO Corporation is engaged primarily in the design, production, servicing and distribution of products and services to certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group. HEICO’s customers include a majority of the world’s airlines and overhaul shops, as well as numerous defense and space contractors and military agencies worldwide, in addition to medical, telecommunications and electronics equipment manufacturers. For more information about HEICO, please visit our website at www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including: the severity, magnitude and duration of the Outbreak; HEICO’s liquidity and the amount and timing of cash generation; the continued decline in commercial air travel caused by the Outbreak, airline fleet changes or airline purchasing decisions, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; our ability to introduce new products and services at profitable pricing levels, which could reduce our sales or sales growth; product development or manufacturing difficulties, which could increase our product development and manufacturing costs and delay sales; our ability to make acquisitions and achieve operating synergies from acquired businesses; customer credit risk; interest, foreign currency exchange and income tax rates; economic conditions within and outside of the aviation, defense, space, medical, telecommunications and electronics industries, which could negatively impact our costs and revenues; and defense spending or budget cuts, which could reduce our defense-related revenue. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange

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Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

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HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Six Months Ended April 30,
	2020		2019
Net sales	$974,421		$981,794
Cost of sales	597,484		590,170
Selling, general and administrative expenses	157,786		174,494
Operating income	219,151		217,130
Interest expense	(8,042)		(10,973)
Other income	302		2,152
Income before income taxes and noncontrolling interests	211,411		208,309
Income tax expense	700	(a)	30,200	(b)
Net income from consolidated operations	210,711		178,109
Less: Net income attributable to noncontrolling interests	13,370		16,995
Net income attributable to HEICO	$197,341	(a)	$161,114	(b)

Net income per share attributable to HEICO shareholders:
Basic	$1.47	(a)	$1.21	(b)
Diluted	$1.44	(a)	$1.18	(b)

Weighted average number of common shares outstanding:
Basic	134,596		133,123
Diluted	137,269		137,092

	Six Months Ended April 30,
	2020		2019
Operating segment information:
Net sales:
Flight Support Group	$553,031		$595,464
Electronic Technologies Group	427,366		398,880
Intersegment sales	(5,976)		(12,550)
	$974,421		$981,794

Operating income:
Flight Support Group	$109,576		$115,046
Electronic Technologies Group	123,017		118,954
Other, primarily corporate	(13,442)		(16,870)
	$219,151		$217,130

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HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended April 30,
	2020	2019
Net sales	$468,146	$515,648
Cost of sales	289,256	306,261
Selling, general and administrative expenses	70,729	90,204
Operating income	108,161	119,183
Interest expense	(3,759)	(5,484)
Other income	107	2,484
Income before income taxes and noncontrolling interests	104,509	116,183
Income tax expense	23,600	26,100
Net income from consolidated operations	80,909	90,083
Less: Net income attributable to noncontrolling interests	5,456	8,301
Net income attributable to HEICO	$75,453	$81,782

Net income per share attributable to HEICO shareholders:
Basic	$.56	$.61
Diluted	$.55	$.60

Weighted average number of common shares outstanding:
Basic	134,669	133,313
Diluted	137,117	137,206

	Three Months Ended April 30,
	2020	2019
Operating segment information:
Net sales:
Flight Support Group	$251,964	$308,251
Electronic Technologies Group	218,955	214,451
Intersegment sales	(2,773)	(7,054)
	$468,146	$515,648

Operating income:
Flight Support Group	$47,531	$62,166
Electronic Technologies Group	65,526	67,352
Other, primarily corporate	(4,896)	(10,335)
	$108,161	$119,183

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HEICO CORPORATION
Footnotes to Condensed Consolidated Statements of Operations (Unaudited)

(a)
During the first quarter of fiscal 2020, the Company recognized a $47.6 million discrete tax benefit from stock option exercises, which, net of noncontrolling interests, increased net income attributable to HEICO by $46.3 million, or $.34 per basic and diluted share.

(b)
During the first quarter of fiscal 2019, the Company recognized a $16.6 million discrete tax benefit from stock option exercises, which, net of noncontrolling interests, increased net income attributable to HEICO by $15.1 million, or $.11 per basic and diluted share.

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HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	April 30, 2020	October 31, 2019
Cash and cash equivalents	$346,786	$57,001
Accounts receivable, net	230,884	274,326
Contract assets	56,033	43,132
Inventories, net	457,819	420,319
Prepaid expenses and other current assets	33,991	18,953
Total current assets	1,125,513	813,731
Property, plant and equipment, net	171,399	173,345
Goodwill	1,300,187	1,268,703
Intangible assets, net	540,623	550,693
Other assets	227,113	162,739
Total assets	$3,364,835	$2,969,211

Current maturities of long-term debt	$1,025	$906
Other current liabilities	255,328	288,232
Total current liabilities	256,353	289,138
Long-term debt, net of current maturities	739,188	561,049
Deferred income taxes	49,749	51,496
Other long-term liabilities	233,518	184,604
Total liabilities	1,278,808	1,086,287
Redeemable noncontrolling interests	196,507	188,264
Shareholders’ equity	1,889,520	1,694,660
Total liabilities and equity	$3,364,835	$2,969,211

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HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six Months Ended April 30,
	2020	2019
Operating Activities:
Net income from consolidated operations	$210,711	$178,109
Depreciation and amortization	43,276	40,548
Share-based compensation expense	5,275	4,987
Employer contributions to HEICO Savings and Investment Plan	4,811	4,601
Increase in accrued contingent consideration	1,167	3,104
Deferred income tax (benefit) provision	(5,137)	648
Payment of contingent consideration	(175)	(67)
Decrease (increase) in accounts receivable	44,419	(15,784)
(Increase) decrease in contract assets	(12,985)	5,699
Increase in inventories	(37,790)	(26,724)
Decrease in current liabilities, net	(47,064)	(25,435)
Other	(626)	8,567
Net cash provided by operating activities	205,882	178,253

Investing Activities:
Acquisitions, net of cash acquired	(45,343)	(134,940)
Investments related to HEICO Leadership Compensation Plan	(13,600)	(10,800)
Capital expenditures	(12,435)	(12,596)
Other	473	636
Net cash used in investing activities	(70,905)	(157,700)

Financing Activities:
Borrowings on revolving credit facility, net	177,000	24,000
Proceeds from stock option exercises	2,392	5,528
Cash dividends paid	(10,762)	(9,305)
Distributions to noncontrolling interests	(9,742)	(8,190)
Redemptions of common stock related to stock option exercises	(2,567)	(27,744)
Payment of contingent consideration	(325)	(283)
Other	(444)	(176)
Net cash provided by (used in) financing activities	155,552	(16,170)

Effect of exchange rate changes on cash	(744)	109

Net increase in cash and cash equivalents	289,785	4,492
Cash and cash equivalents at beginning of year	57,001	59,599
Cash and cash equivalents at end of period	$346,786	$64,091

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HEICO CORPORATION
Non-GAAP Financial Measures (Unaudited)
(in thousands, except ratios)

	Six Months Ended April 30,
EBITDA Calculation	2020	2019
Net income attributable to HEICO	$197,341	$161,114
Plus: Depreciation and amortization	43,276	40,548
Plus: Net income attributable to noncontrolling interests	13,370	16,995
Plus: Interest expense	8,042	10,973
Plus: Income tax expense	700	30,200
EBITDA (a)	$262,729	$259,830

	Three Months Ended April 30,
EBITDA Calculation	2020	2019
Net income attributable to HEICO	$75,453	$81,782
Plus: Depreciation and amortization	21,693	20,511
Plus: Net income attributable to noncontrolling interests	5,456	8,301
Plus: Interest expense	3,759	5,484
Plus: Income tax expense	23,600	26,100
EBITDA (a)	$129,961	$142,178

	Trailing Twelve Months Ended
EBITDA Calculation	April 30, 2020	October 31, 2019
Net income attributable to HEICO	$364,123	$327,896
Plus: Depreciation and amortization	86,225	83,497
Plus: Net income attributable to noncontrolling interests	28,220	31,845
Plus: Interest expense	18,764	21,695
Plus: Income tax expense	48,600	78,100
EBITDA (a)	$545,932	$543,033

Net Debt Calculation	April 30, 2020	October 31, 2019
Total debt	$740,213	$561,955
Less: Cash and cash equivalents	(346,786)	(57,001)
Net debt (a)	$393,427	$504,954

Net debt	$393,427	$504,954
Shareholders' equity	$1,889,520	$1,694,660
Net debt to shareholders' equity ratio (a)	20.8%	29.8%

Net debt	$393,427	$504,954
EBITDA (trailing twelve months)	$545,932	$543,033
Net debt to EBITDA ratio (a)	.72	.93

(a) See the "Non-GAAP Financial Measures" section of this press release.